Exhibit 2.3 Amendment No. 1 to the Deposit Agreement between Cookson, Citibank NA, as depositary, and the holders and beneficial owners of American Depositary Receipts dated 3 June 2005

COOKSON GROUP PLC

AND

CITIBANK, N.A.,

As Depositary

AND

HOLDERS AND BENEFICIAL OWNERS

FROM TIME TO TIME OF

AMERICAN DEPOSITARY RECEIPTS

Amendment No. 1

to

Deposit Agreement

Dated as of 3 June, 2005

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT, is made as of 3 June, 2005 (the “Amendment”), by and among COOKSON GROUP PLC a public company limited by shares existing under the laws of England and Wales (the “Company”), CITIBANK, N.A., a national banking association organized under the laws of the United States of America and acting solely as depositary (the “Depositary”), and all Holders from time to time of American Depositary Receipts issued under the Deposit Agreement.

W I T N E S S E T H    T H A T

WHEREAS, the parties hereto entered into that certain Deposit Agreement, dated as of September 14, 1998, (the “Deposit Agreement”), for the creation of American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) representing the Shares so deposited and for the execution and delivery of such ADRs evidencing such ADSs;

WHEREAS, the Company has changed the par value of its Shares (set forth in Section 1.27 of the Deposit Agreement) from 1p to 10p, and desires to amend the Deposit Agreement to reflect such change;

WHEREAS, the Company has changed the ratio of Shares to ADSs (as set forth in Section 1.2 of the Deposit Agreement) from (i) five (5) Shares to one (1) ADS to (ii) one (1) Share to two (2) ADSs, and desires to amend the Deposit Agreement to reflect such changes; and

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary deem it necessary and desirable to amend the Deposit Agreement and the form of ADR annexed thereto as Exhibit A for the purposes set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01. Deposit Agreement. All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, dated as of September 14, 1998, as further amended by this Amendment.

SECTION 2.02. Change of Par Value. Section 1.27 of the Deposit Agreement is amended by deleting in its entirety and replacing it with the following:

“SECTION 1.27 “Shares” shall mean the Company’s ordinary shares, 10p each, validly issued and outstanding and fully paid and may, if the Depositary so agrees after consultation with the Company, include evidence of the right to receive Shares; provided that in no event shall Shares include evidence of the right to receive Shares with respect to which the full purchase price has not been paid or Shares as to which preemptive rights have theretofore not been validly waived or exercised; provided further, however, that, if there shall occur any change in par or nominal value, split-up, consolidation, reclassification, conversion or any other event described in Section 4.11, in respect of the Shares of the Company, the term “Shares” shall thereafter, to the extent permitted by law, represent the successor securities resulting from such change in par or nominal value, split-up, consolidation, exchange, conversion, reclassification or event.”

SECTION 2.03. Change of Ratio. All references made in the Deposit Agreement to each American Depositary Share representing five (5) Shares shall, as of the Effective Date, refer to two (2) American Depositary Shares representing one (1) Share.

ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01. Change of Par Value. All references to par value of Shares of 1p each made in the ADRs issued and outstanding as of the Effective Date shall refer to Shares of par value 10p each.

SECTION 3.02. Change of Ratio. All references made in the ADRs issued and outstanding to each American Depositary Share representing five (5) Shares shall, as of the Effective Date, refer to two (2) American Depositary Shares representing one (1) Share.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that as of the date of this Amendment:

(a)	This Amendment, when executed and delivered by the Company to Citibank will be duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(b)	In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment, and any other document furnished hereunder or thereunder in England and Wales neither of such Amendment or document need to be filed or recorded with any court or other authority in England and Wales nor does any stamp or similar tax need to be paid in England and Wales on or in respect of such agreements;

(c)	None of the terms of the Amendment violate or conflict with, nor does the execution and delivery of the Amendment, the filing of the Post-Effective Amendment or the consummation of the transactions contemplated therein violate, or conflict with, the Certificate of Incorporation of the Issuer, the Bylaws of the Issuer, or any agreement to which the Issuer is a party or by which the Issuer is bound; and

(d)	All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as of such date (the “Effective Date”).

SECTION 5.02. New ADRs. From and after the Effective Date, the Depositary shall arrange to have new ADRs printed or amended that reflect the changes to the form of ADRs effected by this Amendment. All ADRs issued hereunder after the Effective Date, once such new ADRs are available, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split-up of existing ADRs, shall be substantially in the form of the specimen ADRs attached as Exhibit A hereto. However, ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADRs effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all lawful actions deemed necessary to effect the foregoing.

SECTION 5.03. Notice of Amendment to Holders. The Depositary is hereby directed to send notices informing the Holders of (i) the terms of this Amendment, (ii) the Effective Date of this Amendment and (iii) that the Holders shall be given the opportunity, but that it is unnecessary, to surrender outstanding ADRs.

SECTION 5.04. Ratification. Except as expressly amended hereby, the terms, covenants and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

COOKSON GROUP PLC

By:	/s/ Nicholas R Salmon
Name:	NICHOLAS SALMON
Title:	CHIEF EXECUTIVE

By:	/s/ Dennis H Millard
Name:	Dennis Millard
Title:	CHIEF FINANCIAL OFFICER

CITIBANK, N.A., as Depositary

By:	/s/ Mary Gormley
Name:	MARY GORMLEY
Title:	VICE PRESIDENT

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